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                                                                    EXHIBIT 99.2


                    AMENDMENT NO. 2 TO MANAGEMENT AGREEMENT


         AMENDMENT NO. 2 (the "Amendment") to the MANAGEMENT AGREEMENT, dated as of September 29, 1988 (the "Agreement"), made by and among the Thomas H. Lee Company, a Massachusetts sole proprietorship owned by Thomas H. Lee with its principal place of business at One Boston Place, Boston, Massachusetts (the "Consultant"), and Stanley Holding Corporation, a Delaware corporation ("Holding"), Stanley Acquisition Corporation, a Delaware corporation ("Acquisition") and Interiors Acquisition Corporation, a Delaware corporation ("Interiors") as amended by Amendment No. 1 thereto dated as of November 1, 1996 is entered into as of November 13, 1996 between the Consultant and Stanley Furniture Company, Inc., a Delaware corporation and successor to Holding, Acquisition and Interiors (the "Company").

         The Fund and certain other stockholders of the Company (the "Selling Stockholders") desire to sell shares of common stock, $.02 par value, of the Company (the "Shares") in a registered public offering pursuant to an Underwriting Agreement (the "Underwriting Agreement") to be executed among the Company, the Selling Stockholders and Dillon Read & Co. Inc., Raymond James & Associates, Inc. and Wheat First Butcher Singer (the "Managing Underwriters") as representatives of the several Underwriters named therein. The Consultant and the Company desire to amend the Agreement as set forth below in connection with the execution of the Underwriting Agreement and the transactions contemplated thereby.

         The parties hereby agree to amend the Agreement as follows:

1.       Effective as of the date of this Amendment, the last sentence of
Section 2 of the Agreement shall be deleted in its entirety and the following sentence inserted in its place:

                 In the event that the Selling Stockholders sell all of the shares of Common Stock of the Company beneficially owned by them, this Agreement shall terminate upon the completion of such sale; provided, however, that (i) the Company shall reimburse Consultant for any expenses incurred pursuant to
                 Section 5(c) of this Agreement before termination of this Agreement and not previously reimbursed and (ii) Consultant shall pay to the Company an amount equal to the Management Fee for the month of termination pro rated for the number of days in such month following termination.

2. Effective as of the Closing Date pursuant to the Underwriting Agreement (the "Closing Date"), Section 5(b) of the Agreement shall be amended by deleting "Two Hundred Fifty Thousand Dollars ($250,000)" and by inserting "One Hundred Eighty Thousand Dollars ($180,000)" in its place. The Management Fee to
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be paid by the Company to the Consultant on the first day of December 1996 pursuant to the Agreement shall equal (i) 15,000 minus (ii) the product of (a) $194.44 times (b) the number of days from and including the Closing Date to and including November 30, 1996.

3. Except as expressly set forth in this Amendment, all other terms and conditions of the Agreement shall remain in full force and effect. Capitalized terms used herein and not otherwise defined shall have the meaning assigned to such terms in the Agreement.

4. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one instrument.

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their duly authorized officers as of the day and year first above written.

                                    THOMAS H. LEE COMPANY




                                    By:
                                       -------------------------------------
                                       Name:
                                       Title:


                                    STANLEY FURNITURE COMPANY, INC.



                                    By:
                                       -------------------------------------
                                       Albert L. Prillaman
                                       President



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